AMENDMENT NO. 18

TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST OF

AIM EQUITY FUNDS (INVESCO EQUITY FUNDS)

This Amendment No. 18 (the “Amendment”) to the Amended and Restated Agreement and Declaration of Trust of AIM Equity Funds (Invesco Equity Funds) (the “Trust”) amends the Amended and Restated Agreement and Declaration of Trust of the Trust dated as of September 14, 2005, as amended (the “Agreement”).

Under Section 9.7 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

WHEREAS, the Trust desires to amend the Agreement to remove Invesco Capital Development Fund, effective June 11, 2012, Invesco Constellation Fund, effective September 16, 2013 and Invesco Disciplined Equity Fund, effective December 30, 2013;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1. Schedule A of the Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit 1 to this Amendment.

2. All references in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of December 30, 2013.

By:	/s/ John M. Zerr
Name: John M. Zerr
Title: Senior Vice President

EXHIBIT 1

“SCHEDULE A

AIM EQUITY FUNDS (INVESCO EQUITY FUNDS)

PORTFOLIOS AND CLASSES THEREOF

PORTFOLIO	CLASSES OF EACH PORTFOLIO
Invesco Charter Fund	Class A Shares Class B Shares Class C Shares Class R Shares Class R5 Shares Class R6 Shares Class S Shares Class Y Shares

Invesco Diversified Dividend Fund	Class A Shares Class B Shares Class C Shares Class R Shares Class R5 Shares Class R6 Shares Class Y Shares Investor Class Shares

Invesco Summit Fund	Class A Shares Class B Shares Class C Shares Class P Shares Class R5 Shares Class S Shares Class Y Shares”